EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 3, 2005 (except as to Note 14 which is as at June 7, 2005) accompanying the consolidated financial statements and our report dated June 3, 2005 accompanying management ‘s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of LML Payment Systems Inc. and subsidiaries on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements on Forms S-8 No. 333-11404, effective January 31, 2000, and No. 333-49402, effective November 6, 2000.

Vancouver, BC	/s/ Grant Thornton LLP

June 14, 2005	Chartered Accountants